Exhibit 99.1
VOLCANO ANNOUNCES ACQUISITION OF NOVELIS, INC.
Novelis’ Forward-Looking IVUS technology platform expected to enable Volcano to offer an expanded line of minimally invasive diagnostic and therapeutic devices
     SAN DIEGO, CA, May 19, 2008—Volcano Corporation (NASDAQ: VOLC), a provider of intravascular ultrasound (IVUS), functional measurement (FM) and Optical Coherence Tomography (OCT) products designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, said today that it has acquired Novelis, Inc., a privately-held company with proprietary ultrasonic visualization and therapy technology for minimally invasive diagnostic and therapeutic devices.
     Novelis’ proprietary Forward-Looking IVUS technology platform is expected to build upon Volcano’s existing suite of products and further enhance Volcano’s position as an imaging technology leader in the field of interventional medicine by enabling forward-looking IVUS and associated therapies in the interventional cardiology market. Volcano expects to add the Novelis products and capability onto its s5i multi-modality integrated platform/hub.
     Novelis’ core product line is based on Forward-Looking Intravascular Ultrasound (FLIVUS) technology. The product line includes an image-guided crossing catheter that combines visualization, steerability and RF tissue ablation, which is designed to permit Interventional Cardiologists to safely cross chronic total occlusions (“CTO”) in the coronary and peripheral arteries, and a forward-looking IVUS catheter (imaging-only version) to facilitate current guidewire-based CTO crossing techniques as well as other potential product offerings with possible applications outside of vascular medicine. This platform technology may have applications for numerous minimally invasive procedures including plaque modification in the coronary or peripheral arteries, guidance in structural heart procedures, including cardiac ablation guidance and therapy, breast biopsy guidance and therapy, and orthopedic (spine) guidance and therapy.
     Under the terms of the agreement, Volcano paid approximately $12 million in cash at closing. In addition, Volcano may make an additional cash payment of $3 million based on the achievement of a specific regulatory milestone.
     “As was the case with our acquisition of CardioSpectra’s OCT business, the Novelis offering represents a highly complementary technology to our IVUS offering. By adding new modalities, we will leverage the Volcano integrated imaging suite provided by our s5i integrated platform and expect to drive installed-base growth and per-procedure utilization as we address sizeable therapy markets that are estimated to be in the hundreds of millions of dollars,” said Scott Huennekens, president and chief executive officer of Volcano.

     “Novelis’ proprietary technology has potential applications for a number of minimally invasive diagnostic and therapeutic applications in the coronary and peripheral arteries, including the treatment of CTOs. It is estimated there are currently over 200,000 CTOs performed in the U.S., Europe and Japan each year. These procedures, which remain one of the most challenging issues faced by interventionalists today, often fail or take hours to successfully complete due to inadequate visualization. Furthermore, due to the lack of adequate tools for CTO crossing, many interventionalists simply refer patients with CTOs to highly invasive and costly coronary artery bypass grafting (CABG) procedures. The products under development by Novelis have the potential to shorten procedure times and minimize complications plus dramatically add to the total number of procedures being performed — enabling patients with CTOs to be treated in the cath lab rather than in the surgery suite. At the estimated procedure volume of over 200,000 cases per year — and factoring in the potential for market expansion — the total market potential for Novelis’ CTO products is estimated at over $500 million,” he added.
     “We believe the regulatory path is fairly straightforward in all major geographies and that this offering will leverage our strong presence in the cath lab through our sales and distribution programs. Given our sales team’s role as advisor to interventionalists in ultrasound image interpretation, we believe this is an absolutely perfect match with our sales and marketing capabilities. We are also very excited to explore the potential for this technology platform in other large expanding markets like ablations for atrial fibrillation and spine therapy,” Huennekens concluded.
     “CTOs continue to be a challenge for even the very experienced interventionalist. Current angiographic tools are simply inadequate to guide CTO crossing,” commented Dr. Gary Mintz, M.D., Chief Medical Officer, Cardiovascular Research Foundation, Medical Director and Editor-in-Chief, TCTMD.com and advisor to Volcano. “The next step to improve success rates will come in the form of intravascular image guided therapies such as this truly unique ‘forward looking’ approach to CTO imaging,” he added. “Many technologies have been tried; but to date, none have been particularly successful. Novelis is the first forward-looking technology that I have seen that makes sense and seems to have a strong likelihood of providing a viable solution for guiding CTO recanalization.”
     “Catheter-based treatment of chronic coronary total occlusion is one of the remaining major clinical challenges in interventional cardiology,” commented Dr. David Williams, MD, Professor of Medicine and Director of the Cardiac Catheterization Laboratory and Interventional Cardiology at Rhode Island Hospital and advisor to Novelis. “Currently, the lack of safe and predictable treatment modalities results in most CTO patients being referred to open-heart bypass surgery. I have performed pre-clinical work with the Novelis device which, in my view, demonstrated clear differentiation of coronary anatomy and sufficient ablative power necessary to guide the Interventional Cardiologist safely through a CTO.”

     “We believe there is an excellent strategic fit between the Novelis product candidates and Volcano’s vision of the cath lab of the future,” said Paul Magnin, Ph.D., CEO of Novelis. “I know I speak for all of the Novelis employees when I say we are thrilled to be a part of this vision and to have a role in the development of ultrasonic guidance technology that makes a difference in patient’s lives.”
     Novelis’ offering consists of a forward-looking manually steered imaging system comprised of a laptop-sized console with advanced custom software and single-use catheters both with and without RF ablation. The system and accessories are not approved for human use at this time and have not been submitted to FDA for regulatory clearance.
     The company expects to file for appropriate U.S. and international approvals on the first of several devices during 2009 and begin commercialization of a stand-alone imaging console in the second half of 2009 in the U.S. and Europe. Volcano expects a majority of the purchase price to be written off immediately as in process research and development and to incur ongoing development costs in the range of $300,000 to $400,000 per quarter.
     The company will hold a conference call today, May 19, at 2 p.m., Pacific Daylight Time (5 p.m., Eastern Daylight Time) to discuss this transaction. The teleconference can be accessed by calling (719) 325-4920, passcode 4489101, or via the company’s website at http://www.volcanocorp.com. Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available until May 28 at (719) 457-0820, passcode 4489101, and via the company’s website.
About Volcano
     Volcano Corporation (NASDAQ: VOLC) offers a broad suite of devices designed to facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart disease and guide optimal therapies. The company’s intravascular ultrasound (IVUS) product line includes ultrasound consoles that can be integrated directly into virtually any modern cath lab. Volcano IVUS offers unique features, including both single-use phased array and rotational IVUS imaging catheters, and advanced functionality options, such as VH™ tissue characterization and ChromaFlo®. Volcano also provides functional measurement (FM) consoles and single-use pressure and flow guide wires and is developing a line of ultra-high resolution Optical Coherence Tomography (OCT) systems and catheters. Currently, more than 3,300 Volcano IVUS and FM systems are installed worldwide, with approximately half of the revenues coming from outside the United States. For more information, visit the company’s website at www.volcanocorp.com.

About Novelis
     Novelis is creating a platform technology for forward visualization in minimally invasive procedures. Its initial products are designed to enhance the Interventional Cardiologist’s ability to treat coronary chronic total occlusions (CTO’s) during minimally invasive procedures in the cardiac catheterization laboratory. Chronic total occlusions — complete blockages of the coronary arteries — remain one of the most challenging clinical problems faced by Interventional Cardiologists. Current solutions for the treatment of CTOs require the costly, cumbersome, and time consuming use of a series of devices to treat these occlusions. As a consequence, most patients with CTOs continue to be referred for the far more invasive and expensive procedure - coronary artery bypass grafting (CABG).
     Novelis is developing a patented, guided CTO crossing catheter that will provide visualization and therapy in a single, easy-to-use, handheld device. By combining a sophisticated forward-looking imaging technology with occlusion-crossing therapy, the guided CTO crossing catheter is expected to allow clinicians to cross CTOs with a reduced risk of complications such as vessel wall perforation and dissection. In addition, Novelis expects to introduce an “imaging only” version of the catheter which will be the first forward-looking intravascular ultrasonic (IVUS) imaging catheter aimed at facilitating CTOs and other coronary interventions. For more information, visit the company’s website at www.novelismedical.com.
Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this news release regarding the Novelis acquisition, Volcano’s business and technology, and Novelis’s business and technology that are not historical facts may be considered “forward-looking statements,” including statements regarding the Novelis acquisition, its expected benefits to Volcano and Novelis, the complementary nature of each company’s technology and skill sets to the other, the expected market, including its size, to be addressed by Volcano’s products, and likely developments in the medical treatment of CTOs. , Volcano’s long-term goals from the Novelis acquisition, the milestone under the Novelis merger agreement and whether it may be attained, the features of Novelis’s technology and its benefits and potential, and Novelis’ expected timing for filing for regulatory approvals and commercializing its products. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially and adversely from the statements contained here. Some of the potential risks and uncertainties that could cause actual result to differ from the results predicted are detailed in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
Contacts:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal B. Rosen
Ruder-Finn
(415) 692-3058